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                                                                  Exhibit 99.3

                SHAREHOLDERS OF CORPORATE OFFICE PROPERTIES TRUST
                        APPROVE CONSTELLATION TRANSACTION

   Combined Company to be one of the Largest Commercial Real Estate Operators
                           in the Mid-Atlantic Region

PHILADELPHIA, PA, August 21, 1998 -- The shareholders of Corporate Office Properties Trust (NYSE: OFC) in a Special Meeting today voted overwhelmingly to approve a transaction with affiliates of Constellation Real Estate Group, Inc. (collectively "Constellation"). In this transaction Constellation will contribute certain real property and other assets to Corporate Office Properties (the "Company") in exchange for Company common shares, cumulative preferred stock, cash and assumption of debt (the "Transaction"). Approximately 99 percent of the proxies cast voted to approve the Transaction. The Company expects that the Transaction will close in the next six weeks. Constellation is part of Constellation Enterprises, Inc., which is a wholly-owned subsidiary of Baltimore Gas and Electric Company (NYSE: BGE).

On May 15, 1998 the Company and Constellation announced the signing of a definitive agreement. The Company believes that the Transaction will be immediately accretive to earnings and will significantly expand the Company's management, property, tenant and capital base. In addition, the Constellation management team will add property development and third party property management functions that the Company believes will enhance its resources and long-term performance.

Upon completion, the Company's portfolio will increase by 60% to 49 properties primarily located in Pennsylvania, New Jersey, Maryland and suburban Washington, D.C. -- totaling 4.8 million square feet of leaseable space. The transaction will expand the Company's organization by approximately 37 professionals and support staff. Randall M. Griffin, 53, currently President of Constellation, will assume the role of President and Chief Operating Officer reporting to Clay
W. Hamlin, III, Corporate Office Properties' Chief Executive Officer.


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The Company will also acquire Constellation's 75% ownership of Constellation
Realty Management, LLC ("CRM"), Baltimore's largest commercial property/asset management organization. CRM provides property and asset management services to major institutional real estate investors and corporate facility services in the area extending from Virginia to New Jersey. With a staff of approximately 72, CRM currently manages a 153-building, 16.2 million square foot portfolio with offices in the Baltimore, Northern Virginia, New Jersey and Philadelphia areas.

"This transaction represents a defining event for our Company. I am pleased to welcome BGE/Constellation as a major investor in Corporate Office Properties and its representatives to our Board," commented Clay W. Hamlin, III, President and Chief Executive Officer of the Company. "We will now be a Company managing about 20 million square feet of institutional quality properties in the Mid-Atlantic. We gain the addition of Constellation's acquisition and development pipeline. We will become the largest owner and developer of suburban office properties in the northern Baltimore/Washington corridor, with a focus in the area's best suburban office submarkets. The transitioning and merging of our two organizations is almost complete. Upon closing we will have the systems and a seasoned management team in place necessary to achieve our growth objectives."

Highlights:

      Under terms of the agreement, the Company will pay consideration valued at up to approximately $204.6 million comprised of $107.6 million in either cash or debt assumption and the remainder in Company securities comprised of approximately 6,928,000 Common Shares and approximately 969,900 Series A Convertible Preferred Shares.

      Constellation will contribute up to 18 properties totaling 1.4 million square feet of office properties (including two properties totaling 196,000 square feet under construction) and approximately 400,000 square feet of retail properties.

      The Company will receive certain options and first refusal rights to acquire 91 acres of identified properties at any time over the next two to five years. The acreage, contiguous to the Constellation office properties being acquired, will permit approximately 1.7 million square feet of additional office development to be built.

      Constellation will become the Company's single largest shareholder, with a 41.5% common stock ownership interest.

Upon completion of the combination, Constellation will gain two seats on the Company's nine member board, which will be held by Edward A. Crooke, 59, Chairman of Constellation Enterprises, Inc., and Vice Chairman of BGE, and Steven D. Kesler, 46, President of Constellation Investments, Inc. and Vice President of Constellation Real Estate Group, Inc.

"Constellation looks forward to sharing in the growth of Corporate Office Properties," added Ed Crooke, Chairman of Constellation Enterprises, Inc. and Vice Chairman of BGE.

Company Information

 Corporate Office Properties Trust is a real estate investment trust which focuses on the ownership, acquisition, development and management of suburban office properties in high-growth submarkets in the United States. As of June 30, 1998 the Company owned 31 properties totaling 2.9 million square feet.

Forward-looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with the forward-looking information include the strength of the commercial office real estate market in which the Company operates, competitive market conditions, general economic growth, interest rates and capital market conditions. For further information, please refer to the Company's filings with the Securities and Exchange Commission.